Exhibit 23.3

Independent Auditors’ Consent

The Board of Trust Managers
AmREIT:

We consent to the use of our report dated March 8, 2005 related to the historical summary of gross income and direct operating expenses of MacArthur Park Shopping Center for the year ended December 31, 2003 incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the fact that the historical summary of gross income and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of income and expenses.

/s/ KPMG LLP

Houston, Texas
May 12, 2005